Code of Ethics

For internal use only

James Hudson, Head of Assurance – Asset Management Compliance
Contact:
+44 (0) 20 7548 3356

Owner:	Anthony Ashplant, Group Legal & Compliance Director

Table 1 - Financial instruments and their reporting requirements	20
NB – Spread betting on Financial Instruments is strictly prohibited	22
Appendix 1:	25
Appendix 2:	27
Personal Association Form	27
Version Control	28

1. OVERVIEW

1.1 Structure

The M&G Code of Ethics (‘the Code’) document sets out the following:

· Why M&G has a Code of Ethics;

· Personal account dealing requirements;· Investment reporting requirements;· Personal association requirements; and· Gifts and hospitality requirements.

1.2 Why M&G has a Code of Ethics

Firstly, we are required to have a Code of Ethics by the United States Securities and Exchange Commission (SEC), which regulates M&G Investment Management Ltd (‘MAGIM’) as an Investment Adviser in relation to the US clients of MAGIM. Secondly and more generally, as an Employee of the M&G Group, comprising M&G Limited and its subsidiaries (‘M&G’), you are expected to maintain the highest ethical and professional standards. Amongst other things this means that you should do nothing to gain advantage for yourself to the detriment of M&G or its clients. Where you identify a situation that puts your interests in conflict with those of a client you should:

· Put the client’s interests first; or

· Declare yourself conflicted and ask someone else who you believe to be not conflicted to deal with the particular matter; or· Refer the matter to your senior manager for guidance.

In relation to conflicts of interest, perception is as important as fact. You must therefore take care to ensure that you do not do anything that looks as if it is gaining you or M&G an advantage at the expense of its clients.

If you are involved in the investment process, you must refrain from personal business activity that could conflict with the proper execution and management of our investment business, or that could impair your ability to make impartial decisions with respect to that business. You also must comply with US federal securities laws as set out in the Code (see Appendix 1).

That said, M&G recognises that it is perfectly acceptable for you to receive business hospitality or conduct a personal investment transaction as long as you do so in accordance with the requirements set out in the Code. However, failure to act in accordance with the Code will be regarded as a serious matter and could in certain circumstances result in disciplinary action, including dismissal.

If at any time you realise you have not complied with the requirements of the Code, you should immediately contact Asset Management Compliance or the Retail or M&G Real Estate Compliance teams as appropriate. If you observe another person’s behaviour which is not compliant with the Code you must report this. You may choose to report to your Compliance team or in confidence directly to the Legal and Compliance Director, Anthony Ashplant.

M&G may waive certain provisions of this Code in rare circumstances, and will consider, among other things, whether the person requesting the waiver is an employee or a Connected Person, whether there is any perceived harm to clients, and other factors as appropriate.

1.3 How the Code applies to you

The Code applies to you in full if:

· You are an M&G, M&G Real Estate or M&G Real Estate Asia Employee;· You work in M&G Compliance;

· You are an Financial Conduct Authority (‘FCA’) Approved Person carrying out any controlled function for M&G; or· You are none of the above but are expected to have an M&G systems log on for more than thirty days.

The Code applies to you in part if:

· You are a PGDS Employee with access to FODB, Quasar, LatentZero, Thinkfolio, CAMS or PRIME/YARDI Voyager. You are subject to sections 2 and 3 of the Code.

M&G Real Estate staff are subject to the Code but are required to report gifts and hospitality to M&G Real Estate Compliance rather than to Asset Management Compliance. Further guidance should be sought from M&G Real Estate Compliance personnel in London or Singapore. M&G Real Estate Asia staff should also refer to their local Personal Dealing Policy in the first instance for full details of what investments are reportable under the Code.

In addition to the guidance in this Code, Business Units such as M&G Retail, M&G Real Estate and PruCap may, from time to time, implement additional local rules at any of its office locations.

Staff on long-term sick leave or maternity leave are exempt while on leave from the obligation to seek preclearance for, or to lodge quarterly or annual reports of personal account dealing provided that they do not have access while on leave to certain systems which contain details of transactions undertaken by M&G on behalf of its clients, which include but are not limited to; FODB, Quasar, LatentZero, Thinkfolio, CAMS and PRIME. The first annual or quarterly report on return to work however must include all transactions undertaken while the person was on long-term sick leave or maternity leave.

1.4 Confirmation of understanding

M&G is required to ensure that each person covered by the Code receives and understands its contents. M&G is also required to review any personal dealing reports submitted by employees under this Code.

This means that when you join M&G you will be requested to complete a declaration on the PTA System, the firm’s automated Code of Ethics system (“PTA System”) confirming that you have received and understood those aspects of the Code which apply to you.

Each time an amendment is made to the Code, M&G must ensure that you are issued with a copy of the revised Code, that you acknowledge receipt of the revised Code and that you understand those aspects of the Code which apply to you. To evidence this process you will be requested to complete a declaration on the PTA System confirming that you have received and understood those aspects of the Code which apply to you.

It is imperative that Code of Ethics returns are completed within the given deadlines. Failure to comply with the Code may result in disciplinary action which could have an impact on the level of any discretionary bonus that may be awarded in the future.

1.5 General – other policies

Whilst this Code sets out certain matters in relation to your conduct whilst employed by M&G, there are a number of other policies which you should also be aware of and comply with including, but not limited to:

· The M&G Group Conflicts Policy;

· The M&G Group Anti-bribery and Corruption Policy;· The M&G Public Interest Disclosure Code;· The M&G Employment Code of Conduct;· The M&G Counter Fraud Policy;· The M&G Information Security Code of Practice;· The M&G Group AML/CFT Policy; and

· The M&G U.S. Political Contributions Policy (“Pay to Play”).

Each of these is available on the M&G Central Risk site: http://thesource.mandg.local/Sites/Teams/CentralRisk/Policies/SitePages/Default.aspx

· The Prudential Group Code of Business Conduct.

This is available on the Prudential Intranet site: http://www.group.local/~/media/Files/Group/Policy%20and%20Procedures/Group%20Governance%20Manual/ Group%20Code%20of%20Business/COBC%20October%20Board%202014%20FINAL%20%20for%20GGM.p df If you require further information on these or other policies you should ask either your line manager or your HR representative. M&G Real Estate Compliance in London or Singapore can advise as to how M&G Group policies apply to Real Estate staff.

1.6 Definitions

Employee

Any person to whom the Code applies, in full or in part.

Beneficial Interest

Generally includes ownership of securities from which a person enjoys some economic benefits which are substantially equivalent to ownership regardless of who is the registered owner. You are considered to have a Beneficial Interest in:

· Securities which you hold for your own benefit in bearer form, registered in your own name or otherwise, whether or not the securities are owned individually or jointly;· Securities held where you have instructed/arranged/influenced others e.g. your spouse, minor children, or other dependent relatives to hold securities in their name for you; (see also Connected Person section)· Securities held by others for your benefit, such as securities held by a Trustee, executor, or administrator or by custodians, brokers, or relatives, or by Share clubs of which you are a member;· Securities owned by a partnership of which you are a member, unless that partnership has delegated fund management to an independent manager to whom full discretion is granted;· Securities held by a corporation which can be regarded as your personal holding company; and· Securities recently purchased by you and awaiting transfer into your name.

‘Beneficial Interest’ does not include ownership of securities over which you have a substantial measure of control but in which neither you nor your family have any direct or indirect beneficial interest (i.e. securities held by a Trust of which you are Trustee but not a direct or indirect beneficiary). If you have a financial interest in the success of the account you control, such as a performance-based fee, then you would have a beneficial interest in the account.

Code of Market Conduct

The Code of Market Conduct (published by the FCA) sets out, amongst other matters, behaviours that are likely to constitute market abuse. The full text can be found on the FCA website at –http://fshandbook.info/FS/html/FCA/MAR

Connected Person

Anyone whose investment decisions the Employee influences (other than as a customer of M&G).

If you do not exercise any influence on the investment decisions or receive any Beneficial Interest then that person need not be considered a Connected Person.

If as an Employee you have influence over that person’s judgment or advise that person as to how to invest his/her property or procure any rights or Beneficial Interest attached to their investments then that person is deemed to be a Connected Person and you will need to seek pre-clearance for any relevant transactions undertaken by the Connected Person. In addition you will also be required to seek to ensure that the Connected Person adheres to the reporting requirements set out in Section 4.

Examples of a Connected Person are your spouse, partner, cohabiter, or child, stepchild or adopted child under the age of 18.

A Connected Person may also be any of the following:

· A company in which one or more Employees and/or any Connected Person has an interest in 20% or more of the equity capital or is entitled to exercise or control more than 20% of the voting power;· A Trustee of a trust under which an Employee, his/her spouse, child, stepchild or adopted child under the age of 18, or a company as defined above, is a beneficiary or a discretionary object; and· A trust of which an Employee or Connected Person is a settlor.

Note: Whether you have influence over or procure any rights or benefits from a Connected Person is dependent on your judgement. The point you must take very seriously as an Employee, is that if it subsequently becomes clear that you did have influence and have exerted it, or have received benefit from the investment, and if the Code has not been complied with then that will be considered as a breach of the Code.

There is an assumption that people in your household, meaning any person who lives in the same household as you may be influenced by you and therefore their holdings and trades will need reporting. Due to German law this assumption does not apply to M&G staff in the German office. Unrelated people in your household such as an employee or people to whom you do not provide financial support, and who do not financially support you, such as your tenant, flat mate, lodger or boarder, do not need to report their trades.

Equities Investment Professional

An Equities Investment Professional (EIP) is a person who works within the Equities Business Unit.

Security

A Security is defined very broadly for the purposes of this Code. It means any ordinary share note, stock, bond, debenture, investment contract or limited partnership interest and includes any rights to acquire or dispose of any security (i.e. options, warrants, futures contracts) and investments in investment funds and hedge funds. Investments in commodity derivatives, currency derivatives, SIPPs, AVCs, FSAVCs and FURBs are to be treated as a Security.

A Security does not include contributions by salary deductions to M&G or Prudential staff pension schemes or any contribution to your AVC accounts linked to either of these schemes. Neither does it include investments in UK authorised Unit Trusts, UK authorised OEICs and unitised savings products not managed by Prudential or M&G and nor does it include any product issued by National Savings and Investments.

A Security does include, but only for reporting purposes, investments in Unit Trusts, OEICs, and unitised savings products managed by Prudential or M&G. Table 1 sets this information out in detail, but if you have any uncertainty as to whether an investment falls within scope, please contact Asset Management Compliance for guidance.

2. PERSONAL ACCOUNT DEALING

2.1 General

This section applies to all Employees. As an Employee you are required to seek pre-clearance from M&G before undertaking a personal account deal.

The next sections set out in detail:

· What constitutes a personal account deal;

· What you have to consider before undertaking a personal account deal;· What you need to do when undertaking a personal account deal; and· What you have to do once you have completed your personal account deal.

2.2 What constitutes a personal account deal?

A personal account deal is a transaction undertaken by either you or a Connected Person in an investment that requires you to seek pre-clearance from M&G before undertaking the transaction – see Table 1.

The reason for this requirement is that M&G is required to have procedures to control your personal account dealing so that there is an assurance that these do not:

· Conflict with investment transactions being undertaken by M&G; and/or· Breach any restrictions on dealing which M&G may have in place at that time.

2.3 What you have to consider before undertaking a personal account deal

Employees and their Connected Persons are strictly prohibited from:

· Dealing in a security on the M&G Restricted Dealing Lists (RDLs);

· Dealing when in possession of information which if publicly known would materially impact the price of the security, commonly known as material non-public information (‘MNPI’) or price sensitive information (‘PSI’), see for example the M&G Real Estate Chinese Wall Policy;· Dealing in contravention of The FCA’s Code of Market Conduct;· Dealing in contravention of US Federal Securities Laws – see appendix 1;· Undertaking bear or short transactions – that is the sale of an investment not already owned;· ‘Taking’ money for conventional options and undertaking sales of traded options unless they are fully covered by stock or cash margin;· Trading options on considerations of a short-term nature on Prudential plc. shares;· Acquiring any security in a privatisation or new issue (for example an IPO or an offer for subscription of new shares), though this is subject to two exceptions:

o the application in relation to a privatisation or IPO is made on a public application form which does not show that the applicant is associated with M&G; and o the offering of new shares by Venture Capital Trusts or Enterprise Investment Schemes, in which M&G would not invest client assets.

In these two exceptions pre-clearance is not required. In the case of limited (i.e. non-public) offerings, these are generally permitted but must be pre-cleared. Multiple applications by an individual for privatisations or new issues are prohibited;

• Buying and selling the same (or equivalent) securities within 30 calendar days. Selling and buying to transfer assets between accounts e.g. “Bed and ISA trades” is permitted;

· Unless otherwise agreed, seeking and obtaining credit or special dealing facilities with a broker or counterparty; and· Spread betting and contracts for difference in financial instruments.

It should be noted that Employees and Connected Persons are discouraged from short term and frequent dealing. Normally M&G would expect investments to be held for a minimum of sixty days and that an employee would have no more than sixty trades in a quarter. If repeated short term trades or an excessive number of trades are identified then the individual concerned may be required to explain to Compliance in writing, with supporting evidence, the reasons for the trades and may in future be required to document those reasons before dealing.

The ban on spread betting and contracts for difference in financial instruments does not apply to such betting in relation to sporting events but such bets should be placed in an Employees own time and not from the office or using company equipment.

2.4 What you need to do when undertaking a personal account deal

2.4.1 All Employees and Connected Persons other than Equity Investment Professionals

After considering the matters in the preceding section and having satisfied yourself that in requesting permission to undertake a personal account deal, you will not breach those requirements, you should complete a pre-clearance request using the PTA System. If the system is not available, manual forms are available from the Asset Management Compliance Team, but these are only to be used in the event of systems failure.

Your pre-clearance request should as closely replicate your intended trade as possible (specifically the nominal of shares/value of trade), and you must never trade without a valid pre-clearance. The pre-clearance is required, regardless of the value of your trade.

If your transaction is approved you are free to either complete the transaction within 24 hours or to place your instruction, which includes posting it, within 24 hours. If you want to make any changes to a limit order once placed with your broker, the change must be pre-cleared.

If your transaction is greater than the current ISA limit it will be checked against the firm’s open orders and the firm’s trades from the previous five days before being approved. This might result in your pre-clearance request being delayed for a short time. If you have any concerns please contact PAdealing@mandg.co.uk

2.4.2 All Equity Investment Professionals

An EIP or Connected Person should not undertake a personal transaction in a financial instrument about which the EIP has made a recommendation until at least two business days after the issue of the formal recommendation. To evidence that a formal recommendation has been made it must be issued on a recognised means of internal communication, i.e. on ‘The Source’, or emailed to the wider investment team. For the sake of clarity, a recommendation made at the morning meeting will be deemed to meet this requirement when the minutes of that meeting are issued.

An EIP or Connected Person should not undertake a personal account transaction in the financial instrument if he/she is about to make a recommendation or is aware that another EIP is about to make a recommendation about that company.

2.4.3 Other Restrictions

Officers and employees must refrain from undertaking personal investment transactions with the same individual employee at a broker-dealer firm with whom business is conducted on behalf of certain US clients. A current list of broker accounts which are affected by this can be located on the Dashboard of the PTA system under “Documents”.

The individuals impacted by this requirement receive separate guidance from Compliance on how to meet their obligations in this area.

2.5 What you have to do once you have completed your personal account deal

When you have instructed your broker and been notified of the execution price you must:

· Post-clear your trade on the PTA system.

· Upload a Contract note to the Pre-clearance request.

The PTA system will review this and create a ‘Broker Confirm’ automatically. You do not need to create a ‘Broker’ Confirm’ yourself.

Instructions on how to do this are available on the PTA System.

3. SECURITIES REPORTING

3.1 General

As an Employee you are required to report at defined points in time, using the PTA system, details of certain investment holdings and related transactions as specified in Table 1.

It should be noted that the reporting requirements are extended to encompass those individuals who are considered by you to be a Connected Person.

All Employees are encouraged to keep detailed records of their personal securities holdings and transactions. Compliance may, from time to time, request that the Employee provides a reconciliation of their holdings based on the information provided to Compliance during the period. The types and content of each report are set out in 3.2 and 3.3 below.

You are required to report details of any discretionary managed accounts held in your name or in the name of a connected person. A discretionary account is defined as an account where (i) the portfolio is individually managed by a reputable independent manager to whom full investment discretion is granted (ii) you have no direct or indirect influence or control over the investment decisions (iii) you are not aware of such decisions until after the transactions are effected.

Any such accounts must be reported, however the holdings and transactions within such accounts are not reportable. All other accounts and transactions remain reportable.

3.2 Initial Statement of Investments Held

Upon joining the company as an Employee you are required to complete an on-line declaration to confirm that you have read and understood the M&G Code of Ethics and p r o v i d e a n Initial Statement of accounts and holdings using the PTA System.

You are required to complete this requirement no later than 10 calendar days after becoming an Employee.

The Statement of Investments Held must be current as of a date no more than 45 calendar days prior to the date you became an Employee.

You should note that even if you do not hold any securities which require reporting you are still required to complete the declaration using the PTA System.

You are also required to confirm that you have read and understood the U.S. Political Contributions Policy

(“Pay to Play”).

3.3 Quarterly Statement of Investments

Within 30 calendar days of each quarter end you are required to complete:

An on-line declaration via the PTA System confirming that the records held on the PTA System of your accounts, holdings and transactions are correct, up-to date and in compliance with the Code of Ethics;

That you have read, understood and complied with the Code;

That you either have none or have declared all personal associations to Compliance;

That you either have not received or have declared all gifts and Hospitality to Compliance;

And that you have read, understood and complied with the U.S. Political Contributions Policy

(“Pay to Play”).

3.4 Additional requirement for Equity Dealers and Fund Managers of US-based Clients registered as a CF30 with the FCA

All Equity Dealers and Fund Managers of US-based clients are additionally required to report, at the end of each quarter, all personal trades in ALL (not just M&G) Authorised Unit Trusts and Open Ended Investment Companies irrespective of who the Authorised Fund Manager is.

4. PERSONAL ASSOCIATIONS

4.1 General

This section does not apply to PGDS Employees, as per section 1.3.

A conflict of interest may arise when you have a business or personal interest that influences or may appear to influence your independent and objective judgement at work.

4.2 Guidelines

M&G, and indeed Prudential, require that if an Employee has a close association with a person or organisation that could compromise impartial business dealings, then this should be declared.

4.3 Criteria

There is no hard definition of what constitutes a close association but it is normally where an Employee is:

· Actively involved with a company which either seeks or undertakes business with M&G;

· Actively involved with a company which competes for business where M&G would be a competitor;· Actively involved with a business which has an impact on the Employee’s ability to fulfil their role within M&G;· Related to a person who the Employee is able to direct business to, for example:

o a buyer of print places business with a printer which is owned by the buyer’s brother; o a dealer places orders for an equity with a trader at an investment bank where the trader is the dealer’s sister; o legal advice is sought from a law firm where the wife of the Employee seeking the advice is a senior partner; o an IT contract is awarded to a firm where the Employee’s son is an influential Employee.

· Connected in any way to a business or person, which if scrutinised by a third party could give the view that the relationship was contrary to what is considered to be acceptable business practice.

If you are in doubt you should contact your Business Unit Director.

4.4 What to do

If you consider you have a personal association which meets the criteria you should complete the form at Appendix 2 and submit the form to your Business Unit Risk Coordinator, and then to your Business Unit Head for approval, with a completed copy to Asset Management Compliance.

Any M&G Real Estate personnel should report any relevant personal associations directly to Real Estate Compliance in London or Singapore.

5. GIFTS & HOSPITALITY

This section of the Code describes the requirements applicable to M&G personnel in relation to the giving and receiving of gifts & hospitality.

5.1 INTRODUCTION

M&G must always act honestly, fairly and professionally in the best interests of its Clients. Employees must not do anything in relation to Clients, Intermediaries, Counterparties, Service Providers or Other Business Contacts which could cause them to act improperly.

All M&G Employees must act in accordance with:

· the requirements set out in the Code of Ethics (“the Code”);

· the FCA’s detailed rules on Inducements set out in the FCA’s Conduct of Business Sourcebook (“COBS”) at section 2.3;· the FCA’s detailed rules on Adviser Charging set out in COBS at section 6.1A (M&G Employees involved in the provision of retail investment products);

· the FCA’s “Finalised Guidance on Supervising retail investment advice: inducements and conflicts of interest” (M&G Employees involved in the provision of retail investment products);

· the Bribery Act 2010;

· M&G’s Anti-Bribery and Corruption Policy (Link to M&G ABC Policy); and

· M&G’s Conflicts of Interest Policy.

Section 1.2 of the Code provides further information in relation the compliance obligations of all M&G Employees.

This section of the Code describes the requirements applicable to all M&G Employees in relation to the giving and receiving of Gifts and Hospitality.

Section 5.2 defines the applicable terms and outlines the high level requirements of this Policy.

Section 5.3 covers the giving and receiving of Gifts and Hospitality, as defined below, unconnected to a conference, seminar or other training event.

Section 5.4 covers attendance at seminars, conferences and training events whether provided by M&G or to M&G and related Gifts and Hospitality.

Section 5.5 covers controls, reporting and compliance with the Policy.

M&G Real Estate

For the purposes of this policy, the following are noted:

· Certain personnel of M&G Real Estate conduct real estate asset management, property management, asset sourcing, leasing and development activities which do not constitute designated investment business directly within scope of FSMA and the FCA’s rules

· It is recognised that physical real estate is a very different asset class from equities or bonds. There is no liquid “market” as such for physical real estate; there are no “quotes”. While many properties may be “advertised” for sale, many are bought or sold “off market”; through contacts with real estate market participants, M&G Real Estate is often the first port of call for

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     sellers or buyers who know that M&G Real Estate can carry out due diligence and complete within agreed (often tight) timeframes. This deal flow is recognised by Clients as being very beneficial to them· For such real estate personnel, the maintenance of business relationships with counterparts in the real estate sector through non-extravagant business entertaining is recognised as important. Consequently, to maintain the necessary relationships to retain that deal flow, relevant M&G Real Estate employees may apply for exemptions from certain detailed Hospitality rules where they can be shown to be beneficial to Clients· Those exemptions must be submitted in writing for pre-approval by the CEO of M&G Real Estate and Real Estate Compliance. (In the case of his/her own Hospitality, the CEO of M&G

     Real Estate must apply for an exemption to the CEO of the M&G Group.) As with any Hospitality, exemptions must be properly justified and documented and will be subject to monitoring review· For the avoidance of doubt, activities conducted by all personnel of M&G Real Estate are within scope of the UK Bribery Act, and the monetary limits and approval thresholds set out in this policy apply to all Gifts and Hospitality. Hospitality in particular must be reasonable and proportionate

Fixed Income – Private Asset Sourcing

Considerations similar to those affecting M&G Real Estate arise in Fixed Income in relation to non-MiFID assets, which include not only real estate assets but also a number of private fixed income and infrastructure assets. Consequently exemptions to the Hospitality rules may be granted where it can be shown to enhance the quality of the service to the client. Exemptions to the Hospitality Rules may be granted if approved by the CEO of Fixed Income and by Compliance. (In the case of his/her own Hospitality, the CEO of Fixed Income must apply for an exemption to the CEO of the M&G Group.) As with any Hospitality, exemptions must be properly justified and documented and will be subject to monitoring review.

Retail Non-MIFID jurisdictions

Where M&G is operating in a regulated market which is not subject to MIFID rules on Inducements, exemptions to the policy may be permitted where these reflect local market practices and are in line with local regulation, provided that these do not place M&G in a conflict with its Clients, Service Providers, Intermediaries, Counterparties or Other Business Contacts or with the Code of Ethics. Exemptions to the Hospitality rules may be granted if approved by the Business Unit CEO and by Compliance. Contact Compliance for details of countries subject to the MiFID Rules.

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5.2 DEFINITIONS AND HIGH LEVEL REQUIREMENTS

The definitions below apply to all sections.

a) Definition of Relationship Type - please note that the below definitions apply equally whether the relationship is prospective, current or historic. Where an entity may be acting in more than one capacity and may therefore be simultaneously defined in multiple roles the highest burden of proof must be applied. For example if an entity is a Client and an Intermediary (as with a Fiduciary relationship) then the rules relating to an Intermediary must be followed.

Client	M&G Securities	Any shareholder or unitholder
	(“MGSL”)	in a UCITS fund or AIF
managed by MGSL

	MAGIM/MAGAIM	Any shareholder, unitholder,
limited partner or similar in any
		fund to	which MAGIM or
MAGAIM acts or has acted as
		investment	manager,
		alternative	investment fund
manager or promoter.
The Trustees, Directors or
members of any other sort of
		governing	body of any
segregated Client.
The day to day administrators
of any segregated Client.

	M&G Real Estate (UK, Europe and	Any shareholder, unitholder,
	Asia)	limited partner or similar in an
AIF or other type of fund
operated by an M&G Real
Estate company to which any
M&G company acts or has
acted as investment manager,
		alternative	investment fund
		manager	or promoter. e.g.
MAP, MEP, UKPF, RESI ,
ESPIF.
The Trustees, Directors or
members of any other sort of
		governing	body of any
segregated mandate.
The day to day administrators
of any segregated Client.

	M&G Asia Singapore	Because these firms are solely
	M&G Asia Hong Kong	distributors of the funds and
investment expertise of other
	M&G International	companies in the M&G Group

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they have no Clients of their
own.
They should treat Clients of
other M&G Group Companies
as if they were their own
Clients.

Prudential Trustee Company Limited Any Client.

Counterparty	Any regulated firm through which an M&G Group Company buys or sells or arranges investments of any sort, whether or not they are financial instruments. To the extent M&G deals with a company, for example in the origination of loans, that company is a Counterparty.

Employees	Employees of any M&G Group Company.
Anyone seconded to an M&G Group Company.

Intermediary	Any regulated or unregulated firm that introduces Clients to any M&G
Group Company. This includes placement agents who are employed by an M&G Group Company.

Service Provider	Any firm or individual that provides services to an M&G Group
Company and that does not also introduce Clients to an M&G Group
	Company. E.g. Solicitors, Accountants,	Business/Regulatory/IT
Consultancies, Third Party Administrators, Media Company.
Firms or individuals who would otherwise be regarded as Service
Providers but who do introduce Clients to M&G and in doing so owe a duty to act in the best interest of those Clients must be regarded as
Intermediaries.

Other Business	Any firm or individual who does not provide services to an M&G Group
Contacts	Company and that does not introduce Clients to an M&G Group
Company but with whom an Employee will meet for business purposes
e.g. Industry professionals, Press, Investee Companies.

b) Definition of Activity

Definitions

Connected	Broadly defined as the provision or receipt of:
Hospitality	Breakfast, lunch, dinner or a drinks reception or some form of
Hospitality connected to a formal business meeting (i.e. where there is a proper business agenda), conference, seminar or other training event which takes place in the either in the UK or internationally with a
Client, Counterparty, Intermediary Service Provider or Other Business
Contact and which is greater than reasonable sustenance:
HOWEVER, where:
(1) a spouse, partner or family member is invited; and/or
(2) no-one from the firm providing the Hospitality attends;

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then the Hospitality is treated as a Gift for the purposes of this policy.
Gift	Anything above £20 given to a recipient who gives nothing of value in return.
Hospitality	When the type of Hospitality is not specified, includes Connected
Hospitality and Simple Hospitality above de minimis levels.
Simple Hospitality	Broadly defined as the provision or receipt either in-house or at a restaurant, cafe etc. of:
Breakfast, lunch, dinner, a drinks reception or some Hospitality unconnected to a formal business meeting (i.e. where there is a proper business agenda), conference, seminar or other training event
HOWEVER, where:
(1) a spouse, partner or family member is invited and/or
(2) no-one from the firm providing the Hospitality attends
then the Hospitality is treated as a Gift for the purposes of this policy.
Promotional Gifts	M&G branded promotional items e.g. pens, notebooks or umbrellas or items of similar low value.

Line Management	The documented	process(es) in each M&G Business Unit	(including
BAU processy	where relevant PPMG and PruCap) reasonably designed		to ensure
Employees of that Business Unit comply with this Policy.

If you are unclear into which category a firm or individual falls or whether or not something is a Gift, Simple Hospitality or Connected Hospitality, then please discuss with your line manager. If after such discussion you are still unclear then you should ask Compliance for advice.

High Level Requirements

The following high level requirements apply to all Gifts and Hospitality:

· Gifts or Hospitality given to or received from Intermediaries or Counterparties must be designed to enhance the quality of service to clients and this must be demonstrable and documented;· Where the enhancement of the quality of service to the Client is not demonstrable but it is believed that there is an intangible benefit to the Client then both M&G and the Intermediary, Counterparty or Service Provider must pay their true fair shares of the actual cost;· Gifts or Hospitality given to or received from Clients, Service Providers or Other Business Contacts must be shown to be beneficial to our business relationship without creating unmanageable conflicts of interest;· The reported cost of Gifts or Hospitality must represent the actual cost paid or the estimated market value (whichever is the higher) not the face value of the Gift or Hospitality;· Where an Employee is entertained the individual is required to make an honest estimate of the cost of that Hospitality; good practice is to request confirmation of the cost from the provider of the Hospitality which should be recorded;

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· Irrespective of who pays for the Gifts or Hospitality, steps must be taken to ensure that the frequency of Hospitality is not excessive. Consequently, Employees should not meet for Simple Hospitality with a representative of a Client, Service Provider, Intermediary or Counterparty in their capacity as such more than once a quarter and no more than four times a year. Where any Employee has multiple contact points at any of the above for different issues, for example different asset classes, then once the Client, Intermediary, Counterparty, Service Provider or Other Business Contact has been the subject of Simple Hospitality (given or received) four times in a year in relation to that Employee, further meetings must be specifically signed off in advance by an M&G Limited Director or the Global Head of Institutional Distribution or the Global Head of Retail Sales as appropriate . This is in addition to any formal business meetings or training courses where Connected Hospitality is provided and which do not include any form of Hospitality over £20 per head;· The value of a Gift or Hospitality, given or received, must not exceed the limits set out in the Policy, must be in proportion to the relationship and must not be designed to induce the recipient to place business with or favour the person giving the Hospitality;· Gifts and Hospitality must never be of a nature that could result in adverse publicity for M&G and/or its Employees;· Where Gifts and Hospitality relate to a Service Provider operating under an outsourcing contract, care must be taken to ensure that staff carrying out their obligations to oversee any of the outsourced activities are not likely to be influenced in any way;· Where a personal friend or family member happens to work for a Client, Intermediary, Counterparty, Service Provider or Other Business Contact and there is an exchange of gifts or hospitality that would have occurred in any event i.e. whether the staff member worked at M&G or not, such Gifts and Hospitality fall outside this Policy. Employees are reminded of the requirement in Section 4 of the Code to declare close personal associations which might cause a conflict of interest;· Employees must be especially mindful of how any Gift or Hospitality could be perceived when the Client, Intermediary, Counterparty, Service Provider or Other Business Contact is in the process of agreeing an investment in M&G funds or contract for services; and· Employees must also be mindful that some events may have a greater value to certain individuals than others and hence donors may attempt to structure their entertainment based on the knowledge of the recipient’s interests.

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5.3 GIFTS AND HOSPITALITY

a) Gifts

The general requirements relating to the giving and receiving of Gifts are as follows:

· Any Gift given or received should be treated in accordance with the sterling limits below or the local currency equivalent, as approved at 1 January each year. Management may impose lower country local limits at their discretion;· The giving or receiving of Gifts in the form of cash or vouchers is strictly prohibited;· Where a Gift is received which can be broken down into smaller lots the total value of the Gift as received by the named individual should be recorded. For example, where a manager of a team receives as a Gift a case of wine, they need to consider the total cost of the case of wine, even where they may break the case down into individual bottles and distribute these amongst their team;· M&G branded promotional items e.g. pens, notebooks or umbrellas or items of similar low value

(“Promotional Gifts”) do not need to be logged separately;

· No Gift should be given to any form of government official (elected or unelected) without preclearance from your Business Unit CEO and Compliance;· M&G is prohibited from making political donations. You are prohibited from making political Gifts or donations on behalf of M&G;· If an Employee provides tickets to an event, for example because M&G has a sponsorship arrangement which provides M&G with a number of tickets, and the Employee is present when the tickets are used by a third party then this is Hospitality, not a Gift. If the Employee provides tickets only and does not attend, then this is a Gift; and· It is generally not permitted for an employee to make a charitable Gift on behalf of M&G. If in any circumstance you feel the giving of a charitable Gift by M&G to a charity you know to be favoured by a Client, Intermediary, Counterparty or Service Provider would be appropriate without causing a conflict of interest or if you otherwise intend to provide support to a charity in reliance upon M&G (e.g. through the provision via M&G of items to be used as raffle prizes or other promotional consideration) then you must receive pre-clearance from an M&G Limited Director and a designated member of the Compliance team. However, you should first check with the Charity and Community Relations Manager that M&G would wish to support the charity in question.

b) Approval Requirements for Gifts

The Approval requirements for Gifts depend upon:

· the value of the Gift;

· whether the Gift is being given or received; and· the type of entity giving or receiving the Gift.

These are summarised in the tables below:

Gift Approval Requirements (Received)
Up	to	and	Over £20 – £50	Over £50- £100	Over 100
including £20
Does not need to			Recorded on a Gifts	Recorded on a Gifts &	No gifts	may	be

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be approved or	& Hospitality		Form	Hospitality Form			and	received	above
recorded	and subject		to -	subject to approval by				this value
	approval via		the	your	Business		Unit
	local		line	CEO	or	an	M&G
	management		BAU	Limited	Director		and
	process	and	by	the M&G Group Legal
	Compliance			and		Compliance
Director or appropriate
delegates

Gift Approval Requirements (Given)
Up	to	and	Over £20 – £50			Over £50 - £100			Over 100
including £20
Does not need to			Recorded on a Gifts			Recorded on a Gifts &			No gifts may	be
be approved or			& Hospitality		Form	Hospitality Form and			given above	this
recorded			and subject to pre-			subject to pre-approval			value
			approval via		the	by an M&G Limited
			local		line	Director and the M&G
			management		BAU	Group	Legal	and
			process	and	by	Compliance Director or
			Compliance			appropriate delegates

NB: Gifts of a total value of more than £100 in aggregate must not be given to or received from the same party in a calendar year.

Gift Approvals Requirements by Entity Type

i)	Gifts to or from	Gifts to Clients are subject to stringent conflicts of
	Clients	interest and anti-bribery considerations. You must
not give or accept a Gift which might put you or the
Client into a conflicted situation or which might be
regarded as a bribe.
For example, you must consider why the giving of a
Gift to the Trustee of a segregated fund that we
manage is demonstrably beneficial to M&G while
not causing a conflict of interest for that Trustee.
M&G’s rules on expenses and your department’s
local procedures for the approval of customer -
related expenditure must also be followed in all
cases.

ii)	Gifts to or from	The same considerations and limits apply as for
	Intermediaries	Clients.
	and	However, in all cases where the Gift is not a
	Counterparties	Promotional Gift or is valued in excess of £20, the
giving or receiving of the Gift must be designed to
demonstrably enhance the quality of service to
Clients, which must be documented on the Gifts &
Hospitality Form.

iii)	Gifts to or from	The same considerations and limits apply as for

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Service Providers		Clients.
or	Other	However, in all cases where the Gift is not a
Business		Promotional Gift or is valued in excess of £20 the
Contacts		giving of the Gift must be designed to be
demonstrably beneficial to our working relationship
with the Service Provider or Other Business
Contact, without giving rise to unmanageable
conflicts of interest. This must be documented on
the Gifts & Hospitality Form.

c) Hospitality

Hospitality provided by M&G above de minimis values set out in the table below must meet the following requirements:

· The required approvals are obtained in line with the limits set out below;· An M&G host must be present at all M&G - hosted Hospitality events;

· The cost is reasonable and proportionate taking into account the location of the venue;

· To ensure that the opportunity for genuine business dialogue to enhance the quality of service to Clients exists the following ratios of Employees to invitees must not be exceeded for Intermediaries and Counterparties:

Formal Dinner – a minimum of one M&G Employee per 5 guests

Drinks or Buffet Reception – a minimum of one M&G Employee per 20 guests

· To ensure that the opportunity for genuine business dialogue that is beneficial to the proper working of our business relationship exists the following ratios of Employees to invitees must not be exceeded for Clients, Service Providers and Other Business Contacts:

Formal dinner a minimum of one M&G employee per 5 guests

Drinks or Buffet Reception – a minimum of one M&G employee per 20 guests

· The location of the venue must be appropriate for business discussions to take place or the type of event must permit business discussions to take place and for drinks and buffet receptions then the appropriateness must be documented in advance.

· The cost of Hospitality must represent the actual cost paid or the estimated market value (whichever is the higher) not the face value of tickets of a sporting event or the like.

· The instigator of a Hospitality event has responsibility for ensuring that the details are recorded and, where necessary, approval is received.

d) Hospitality Approval and Reporting Requirements

The Hospitality approval and recording requirements are as follows for all Relationship Types in 5.2

DEFINITIONS AND HIGH LEVEL REQUIREMENTS:

Hospitality (given or received) Approval Requirements Per Head Costs including VAT and Service
Type	Up	to	and	Over £20 - £100	Over £100 - £200 per
	including £20		per	per head	head
head

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•	Breakfasts/Coffees	Does not need	to	Will need to	be	Will	need	to	be
•	Lunches	be approved	or	recorded on	the	recorded		on	the
•	Dinner	recorded		appropriate Gifts		appropriate Gifts			and
•	Drinks receptions			and Hospitality		Hospitality		form	and
				form	and	approved		via	the
				approved via	the	local			line
				local	line	management			BAU
				management		process		and	by
				BAU process		Compliance

You should note that there are additional requirements set out below.

NB:

Hospitality should be pre-approved except in exceptional circumstances e.g. you attend a business meeting and at the meeting are invited to lunch

Where post event approval is sought and refused then the Employee must pay the cost from the

Employee’s personal resources.

Where Hospitality is given or received which is valued at over £200 per head then the balance must be paid from the Employee’s personal resources to the charity chosen at the beginning of each year by the Charity and Community Relations Manager. Payment will be made via the Charity and Community Relations Manager who will provide regular management information to the relevant compliance team.

In all cases local expense claim procedures must be followed.

Additional requirements apply depending on the type of Hospitality provided and Relationship Type:

Additional Requirements applying to Hospitality and Relationship Types

Simple Hospitality covers breakfasts, coffees, lunches,
i)	Simple	dinners and drinks receptions held in-house or in a
	Hospitality	restaurant, cafe bar etc.
Simple Hospitality does not cover Hospitality preceding or
following on from “formal” business meetings, which is dealt with below as “Connected Hospitality”, and it does not cover
“Events” which are dealt with in 5.4 of this Section of the
Code.
The following additional requirements apply to Simple
Hospitality given to or received from Clients, Intermediaries,
Counterparties, Connected Parties, Service Providers and
Other Business Contacts:
		Clients: The giving or receiving of	Hospitality must be
demonstrably beneficial to our business relationship with the
Client without causing a conflict of interest to either party; and
Intermediaries and Counterparties: The giving or receiving of
Hospitality must be designed to enhance the quality of service to M&G’s Clients.

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Additional Requirements applying to Hospitality and Relationship Types
Connected Parties, Service Providers, and Other Business
		Contacts:	The giving or receiving of Hospitality must be
beneficial to our business relationship without creating
unmanageable conflicts of interest;

ii)	Connected	The limit of 1 permitted Hospitality event per quarter does not
	Hospitality	apply to Connected Hospitality provided that:
There is clear link to a formal business meeting, conference, seminar or other training event
It is provided in the same location or within reasonable
distance of the business meeting, conference, seminar or
training event
Meets the Hospitality requirements

iii)	Sports,	The following additional requirements apply to Hospitality in
	concerts,	the form of sport, concerts, arts events and the like
	arts, events	depending on the Relationship Type:
	and the like	Intermediaries and Counterparties: If you are invited by an
Intermediary or Counterparty then you must justify in writing to your Line Manager why your attendance will demonstrably
enhance the quality of service for Clients. Your justification must set out how this is the case without giving rise to
unmanageable conflicts of interest taking into account the
nature and location of the venue. Only if your Line Manager
approves can you attend the event provided that M&G pays
the true and full cost of your attendance upon receipt of an invoice.
If the invitation is extended beyond M&G Employees then the
event should be treated as a Gift for both you and the non-
M&G Employee e.g. spouse, partner or Family member with
the total amount subject to the Gift limits set out above.
Clients, Service Providers or Other Business Contacts: If you
are invited by a Client, Service Provider or Other Business
Contact then you must justify in writing to your Line Manager why your attendance will be beneficial for the business
relationship concerned. Your justification must set out how
this is the case without giving rise to unmanageable conflicts of interest taking into account the nature and location of the venue. Only if your Line Manager approves can you attend
the event.
If the invitation is extended beyond M&G Employees then
the event should be treated as a Gift in relation to the
spouse, partner or Family member and may be paid for by
M&G if there is Line Manager approval.
The above applies when you are attending as an Employee.
If an Employee is attending in a purely social capacity then the cost must be paid from the Employee’s personal

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Additional Requirements applying to Hospitality and Relationship Types resources.
The same rules apply if you host such an event.

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5.4 ATTENDANCE AT SEMINARS, CONFERENCES AND TRAINING EVENTS (“events”) PROVIDED BY OR TO M&G AND RELATED HOSPITALITY AND GIFTS

This section of the Code describes the requirements as regards travel, accommodation and other costs associated with events and is applicable to:

i)	events organised for or by Clients;
ii)	events organised for or by Intermediaries; and
iii)	events organised for or by Counterparties, Service Providers or Other Business Contacts.

a)	General Requirements for Employees

When considering hosting an event (especially a Hospitality event) in a country other than one in which a Client, Intermediary, Counterparty or Service Provider resides the Employee must ensure that it can be provided in line with the Hospitality approval limits in 5.3 Gifts and Hospitality. Any proposal to do so must be discussed with Compliance before any arrangements are made.

Travel, accommodation and expenses for days without a definite work agenda and which may not be beneficial for the working of the business relationship must be paid for by the M&G Employee out of his own resources and may not be paid for by M&G. It is understood that it can be difficult to calculate an exact split of costs between business and non-business activity. Employees must ensure that they can demonstrate that they have considered this requirement and have used best endeavours to ensure they do not receive Hospitality that is not related to business activity.

For example: if an Employee attends a day long business event organised by a Client, which is followed by a second day of social activity, such as Golf, where there is no planned business agenda for discussions which will benefit M&G or its Clients then the cost of the second day must be borne by the Employee. If however, it can be demonstrated that the second day provides benefit to M&G in the proper working of the business relationship with the Client, then M&G may pay the cost. This would still be classed as Simple Hospitality and need to follow both the limits on cost and take place no more than once per quarter.

In cases where Hospitality has been received by an M&G Employee that would not be allowable under this Policy, the Employee must repay the provider.

Employees can organise their travel arrangements so that, for example, they travel home from a business conference on a Sunday rather than a Friday, in order to spend the weekend in the location of the conference provided that this is not at any additional cost to M&G for the travel arrangements and this is approved by the Employee’s Line Manager. However, a comparison between the expected cost of the travel arrangements and the actual travel costs must be undertaken and any additional costs (in relation to flights, accommodation etc.) must be met by the Employee.

Events

Investment Seminars and Conferences

M&G or Employees may arrange or attend investment seminars, conferences and training events. M&G staff arranging such seminars and conferences must ensure that the Gift and Hospitality limits in Parts 1 and 2 are met. No Hospitality or Gifts should be provided which if offered to Employees would need to be refused under the terms of the Code. Any queries should be referred to your relevant Compliance team.

The table below sets out the requirements relating to attendance at events by Relationship Type. NB: Specific requirements relate to participation/contribution to Seminars and Conferences which are dealt with separately below.

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Requirements relating to Attendance at Investment Seminars and Conferences by
Relationship Type

i) Events	Events organised by M&G:
organised for	When Clients attend such events the Gift and Hospitality limits
or by Clients	set out in Parts 1 and 2 apply in terms of pre-clearance and reporting.
The events should be designed to give demonstrable benefit to the working of our business relationship without creating
unmanageable conflicts of interest.
Where Clients are travelling to visit infrastructure or real estate assets or other assets agreed between the business and
Compliance which may be situated outside the the country
where the Client is based, (or to local M&G Real Estate offices as part of such visits) M&G may pay travel expenses as set out below.
Where Clients are travelling to our London or Singapore
Regional Head Offices and the Client is not located within
London or Singapore, M&G may pay travel expenses.
M&G pays travel expenses and provides in-house lunches for
the attendance of the Board members of the M&G High Income
Investment Trust plc and members of the Boards of Charibond
and NAACIF and the advisory committee of Charifund. It may
also pay such expenses and provide in-house lunches for the
advisory committees of other funds it manages.
M&G may pay travel expenses as follows:

· For Clients visiting London who live outside of the M25

· For Clients visiting Singapore who do not reside in
Singapore

· For journeys of more than 1 hour from a Client’s place
of work to an Infrastructure or Real Estate Asset or
other assets agreed withCompliance.

· M&G will pay for travel in a manner consistent with the
M&G Travel Policy

· The cost of a taxi from the appropriate public transport
location to the London or Singapore office or Real
Estate or infrastructure location

· On the receipt of an invoice for any of the above

· M&G will not pay any toll or enforcement tickets
The level of Hospitality, accommodation and travel expenditure must not be such that it could be regarded as able to influence the Client or likely result in the Client acting improperly in relation to its dealings with M&G.
Events organised by Clients:
Where Employees attend such events then the Gifts and

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Requirements relating to Attendance at Investment Seminars and Conferences by
Relationship Type
Hospitality limits set out in Parts 1 and 2 apply.
Employees should accept neither travel expenses nor
accommodation.
Attendance must be able to demonstrably enhance the quality
of service to the Client and our business relationship.

ii) Events		Events organised by Intermediaries:
organised for
or	by	The cost of travel and accommodation must be paid for by
Intermediarie		M&G.
s		Events organised by M&G:
M&G may pay travel expenses to Intermediaries as follows:

· For Intermediaries visiting London who live outside of
the M25

· For Intermediaries visiting Singapore who do not
reside in Singapore

· For journeys of more than 1 hour from an
Intermediaries’ place of work to an Infrastructure or
Real Estate asset

· M&G will pay for travel in a manner consistent with the
M&G Travel Policy.

· The cost of a taxi from public transport to the London
or Singapore office or Real Estate or Infrastructure
location or the location of other assets agreed between
the business and Compliance

· On the receipt of an invoice for any of the above

· M&G will not pay any toll, or enforcement tickets

iii) Events		Employee attendance at conferences, forums, seminars and
organised by		research trips (including travel)
Counterpartie		This section relates to conferences, forums, seminars and
s or Service		research trips organised by Counterparties or Service
Providers or		Providers or Other Business Contacts and attended by M&G
Other		Employees.
Business		You are permitted to attend these events on the basis that the
Contacts		event has a definite work agenda i.e. the majority of the day will be spent on work - related activities and meetings, which in turn enhance the quality of service to Clients.
M&G must pay for travel and accommodation
Any Hospitality provided above £20 per head must be
recorded. For example, M&G invest in Company A which has
global mining interests. As part of a research trip to Company
A’s overseas operations an M&G employee may receive basic
Hospitality during a working day, but should record an evening

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Requirements relating to	Attendance at Investment Seminars and Conferences by
Relationship Type
dinner as Connected Hospitality.

Sponsored Corporate Hospitality Events

M&G may provide Corporate Sponsorship and Branding to events such as the Chelsea Flower Show. All Hospitality or Gifts provided in association with the sponsored event must meet the requirements as set out in

5.2 DEFINITIONS AND HIGH LEVEL REQUIREMENTS and the Hospitality Reporting and Approvals in 5.3 Gifts and Hospitality or such other requirements as are set by the M&G Limited Board.

Where the Sponsorship package provides M&G with access to the Sponsored event for example, a number of tickets to an Art exhibition are included in the package, the provision of these tickets will either be a Gift, where an M&G Employee or Employees in the ratios set our above will not be present when the tickets are used, or must meet the Hospitality requirements where an Employee will be using the tickets to host a Client, Intermediary, Counterparty or Other Business Contact.

In both scenarios, the requirements in Section 5.2 and 5.3 must be met.

Distribution Agreements

A Distribution Agreement is an arrangement whereby M&G will agree with a third party firm to provide a range of services for a fee. The services provided and how they should be treated will fall into one of the descriptions in the table below and each element of the Distribution Agreement needs to be assessed under the relevant criteria for that component.

M&G will not normally agree Distribution Agreements in respect of retail investment products greater than one year in duration to minimise conflicts of interest.

The detailed requirements below do not generally apply to activities conducted which do not relate to retail investment products, but for the avoidance of doubt individuals involved in participating in and/or organising such activities are required to have consideration to the general requirements of this policy (particularly the guidance related to Seminars and Events above) and of M&G’s Conflicts of Interest Policy.

Requirements relating to Distribution Agreement Components

Accommodation	M&G may pay accommodation costs where:

	·	The client is visiting M&G’s Head Office in London or
Singapore from another country;

	·	Where a training event or conference requires an overnight
stay, M&G will not pay accommodation costs for a London
based event for anyone living within the M25 or for a non-
London based event, to anyone living less than 1 hour from
the venue;

	·	A standard room only is taken, including incidentals costs up to £20 i.e water from the mini-bar;

	·	Where agreed in advance and on receipt of an invoice; and

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· M&G may organise a hotel for overnight accommodation for
and negotiate a preferential pricing rate which is the price that we record for Reporting purposes.

Training		Training on M&G’s products and on generic business issues may be provided if it meets the requirements in relation to client benefit or business benefit set out in this policy.

Hospitality during the training event may be provided and does not need to be recorded where this is regarded as sustenance or is below the £20 per head Hospitality limit in 5.3 Gifts and
Hospitality.

However, any Connected Hospitality will need to meet the
Hospitality Approval Limits in 5.3 Gifts and Hospitality.

Where M&G is invited to provide training at a venue hosted by a third party, M&G may contribute to the costs of hosting the event provided such contribution is reasonable and in proportion to
M&G’s active participation in the event. Payment must be made only against an authorised invoice following the event.

M&G should be prepared to provide training to all Intermediaries rather than limiting it to a selection. This can be achieved by making appropriate presentations and other training material available on the M&G website or via iView.

Participation	and	M&G or Employees may participate at a Seminar or Conference
contribution	to	where the participation is for genuine business purposes and
Seminars	and	enhances the quality of service to clients.
Conferences
Where an element of a seminar is classed as training, then this is dealt with as per the section on Training above and paid at cost.

For all other elements of a seminar or conference which are not classed as training, M&G are able to pay, at market rates, a proportionate contribution based on M&G’s active participation at the Seminar or Conference. However, M&G must be able to
demonstrate that such a contribution would not create potential conflicts of interest or impair the organising firm’s duty to act in the best interests of its clients.

Such contributions should be based on the overall cost of the event to the organising firm, the time M&G spends
participating/presenting at the event and the number of people from the organising firm attending the event.

Costs should cover a portion only of the overall costs incurred by the firm organising the Seminar or Conference and if the
organising firm is an Intermediary they are to pay the significant majority of the cost.

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In circumstances where it is not possible to determine the above then payment should not be made.

Promotional		M&G may provide other M&G promotional support, which is
Support		neither training nor marketing assistance to be used at a seminar or conference. For Example, an M&G branded entrance banner.
M&G may pay at market rate.

Marketing		M&G may provide supplying draft articles, news items and
Assistance		financial promotions for publication in another firm's magazine, only if in each case any costs paid by the product provider for placing the articles and financial promotions are not more than market rate, and exclude distribution costs.

Prize Draws	and	Prizes Draws and Competition prizes can be provided where the
Competitions		value of the Prize is within the Gift Limits, the prize is reported as a Gift and there are clearly defined criteria as to how the prize can be won, ensuring that all entrants have an equal chance of
winning.

A promotional prize does not need to be M&G - related, for
example a Red Letter Day experience is permissible, however it must not have the potential to improperly influence the recipient in its dealings with M&G.

http://thesource.mandg.local/Sites/Teams/Compliance/MAGIMCompliance/MAGIMComplianceTeamSite/All documents/CODE of ETHICS/Code of Ethics Document/Code of Ethics.docx

5.5 CONTROLS

Individuals’ responsibilities

Individuals are responsible for:

· Having read, understood and confirmed their understanding of this Code via the Quarterly Code of Ethics declaration;· Ensuring they act in accordance with the Policy at all times;· Reporting all required Gifts and Hospitality in a timely manner; and obtaining the relevant approvals, where appropriate.

The name of the person from whom an Employee is receiving, or to whom an Employee is giving, a Gift or Hospitality must be recorded not just the name of the firm.

Business Unit CEOs’ responsibilities

Business Unit CEOs are responsible for the adherence by their Business Unit to this Code. They need to ensure that through the receipt of relevant MI they are:

· Ensuring that processes are operating correctly and that controls are effective;· Aware of the activities being undertaken;

· Analysing the aggregate expenditure on all Gifts and Hospitality across their Business Unit; and· Raising any concerns with the relevant Employee, Line Manager and Compliance.

Line Managers’ responsibilities

Prior to approving a Gift or Hospitality, Line Managers should review the Gifts and Hospitality form request taking the following points into account:

· Has the Employee clearly justified that the hospitality will be reasonably capable of being able to enhance the quality of service to the client or that it benefits the working relationship between M&G and the firm without creating unmanageable conflicts of interest? This justification should include the rationale for the event, an assessment of end customer benefit or M&G working relationship benefit, attendee selection criteria and an assessment of the cost of the hospitality in line with limits set out in this policy;· Whether acceptance or provision of the Gift or Hospitality presents a perceived or actual conflict of interest (as described in this policy and in the M&G Group Conflicts Policy);· The frequency of Gifts and Hospitality accepted or provided by the employee from or to the third party concerned in a given period;· The frequency of Gifts and Hospitality offered to or by the Client, Intermediary, Counterparty or Service Provider or Other Business Contact in a given period; and· Consistency with other line managers, particularly in regard to group events and whether annual leave was used to attend.

Where it is unclear whether or not it is appropriate to approve Gifts or Hospitality the Line Manager should consult with Senior Management. Any decisions made should be documented so that an audit trail is available and consistency can be achieved when similar questions are asked later.

Compliance responsibilities

http://thesource.mandg.local/Sites/Teams/Compliance/MAGIMCompliance/MAGIMComplianceTeamSite/All documents/CODE of ETHICS/Code of Ethics Document/Code of Ethics.docx

Compliance is responsible for: ensuring the approval process has been followed; checking on the value of Gifts/Hospitality given and received;

· reviewing the cumulative value and frequency of all Gifts and Hospitality in relation both to M&G Employees and those giving or receiving Gifts and Hospitality to or from M&G; and

· providing MI to Boards and their committees as required

Failure to comply

Failure to act in accordance with the Code of Ethics will be regarded as a serious matter and could in certain circumstances result in disciplinary action, including dismissal.

If at any time you realise you have not complied with the requirements of the Code, you should immediately contact Asset Management Compliance or the Retail or M&G Real Estate Compliance teams as appropriate. If you observe another person’s behaviour which is not compliant with the Code you must report this. You may choose to report to your Compliance team or in confidence directly to the Legal and Compliance Director.

Rejections

Gifts or Hospitality which are refused because they are considered inappropriate, and/or excessive (e.g. in terms of value and/or frequency), must be reported to Compliance via the Gifts and Hospitality System.

Record keeping

The following record keeping requirements apply to Gifts and Hospitality:

· Gifts and Hospitality that have been pre-approved must be recorded within 5 days of the event taking place with final values included

· Gifts and Hospitality that have not been pre-approved must be submitted for approval within 5 days of the event

     · Payments to the M&G approved charity where the maximum Hospitality value has been exceeded or non-approved Hospitality has been refused must be paid within 5 days of the event taking place· Receipt of Gifts and Hospitality: the Gifts and Hospitality form (or Salesforce record for M&G Retail Sales) must be completed and will be retained for at least five years; and Provision of Gifts and Hospitality: M&G is required to retain records of all reportable Gifts and Hospitality provided to third parties. Thus records of all benefits provided to third parties including entertaining, training, travelling and accommodation costs etc. will be retained for a period of five years. This will normally be satisfied by the proper completion of the monthly expense returns (or appropriate Salesforce record for M&G Retail Sales Teams) or, when an event is organised by the Events Team, by having a full record of attendees and costs. The Gifts and Hospitality form (or Salesforce record for M&G Retail Sales) must be completed and will be retained for at least five years.

http://thesource.mandg.local/Sites/Teams/Compliance/MAGIMCompliance/MAGIMComplianceTeamSite/All documents/CODE of ETHICS/Code of Ethics Document/Code of Ethics.docx

6. ADMINISTRATION

6.1 Controls

M&G’s Chief Compliance Officer will arrange for an annual review of this Code to determine that it remains relevant and has been adhered to in the preceding twelve months, and make any recommendations for improvement.

The Chief Compliance Officer will ensure that the Code is subject to proper version control and maintain records to show the issue of new versions to all affected Employees.

6.2 Records

Asset Management Compliance will maintain, on a secure computer file, in accordance with the M&G Information Security Policy, sufficient details of all personal account dealing transactions. Personal Investment Reporting and any other associated documentation provided with these returns will be held in a secure cabinet with access restricted to members of Asset Management Compliance.

A copy of the Code, a record of any violations of the Code, a record of all persons currently or within the past 5 years who are or were required to make reports, a copy of each report provided to a fund board of directors, and a record of any decisions to approve the acquisition by investment personnel of IPOs and limited offerings will be maintained.

Records will be securely stored and maintained for a period of 5 years, after which time they will be destroyed via a high security certified document destruction company. Records will be maintained in an easily accessible place.

Gifts and Hospitality forms will likewise be securely maintained but by the relevant Compliance Team (Asset Management, Retail, M&G Real Estate and PruCap).

http://thesource.mandg.local/Sites/Teams/Compliance/MAGIMCompliance/MAGIMComplianceTeamSite/All documents/CODE of ETHICS/Code of Ethics Document/Code of Ethics.docx

Table 1 - Financial instruments and their reporting requirements

Item	Action

	Before dealing	After dealing

1. Pensions (including SIPPs, FURBs,	Dependent on underlying investments follow appropriate line below.
AVCs, FSAVCs etc.) holding securities
– look through to underlying security. See
also 4, 5, 6 and 9D for pensions holding
funds.

2. Tax wrappers i.e. PEPs, ISAs, JISAs,
Child Trust Funds (CTFs), holding
securities – look through to underlying
security.

3. Securities Any Securities (including	Submit a “pre-	Enter your “post clearance” information
Equities or Bonds) whether Private, Public	clearance” request	onto the PTA System.
or Unlisted (and any derivatives thereof),	using the PTA System
(other than individually described in the	and receive approval.	Attach your contract note to the pre-
table below), e.g. common equity shares,		clearance request.
preference shares, ETFs, Government
bonds (and any derivatives thereof),
corporate bonds, warrants and investment
trusts.

For VCT and EIS see item 8, below.

Shares arising from the Prudential
Savings Related Share Option Scheme
(SAYE), SIP, SharePlus, and other share
based incentive schemes must be
reported as an initial holding or
adjustment as soon as the shares are
registered in the individual employee’s
name. Any sales of shares from such
schemes must be pre-cleared. Any
decision to take cash instead of shares as
a result of a Prudential deferred bonus
plan must also be pre-cleared. Sales
simply to cover tax liabilities in respect of
shares received need not be pre-cleared.
4. Transactions and holdings in M&G	Nothing	Enter details of new (or existing) holdings
Funds NOT through or held in the M&G		as an Initial Holding.
direct book DO need to be reported.

5. UK Authorised Unit Trusts and OEICS		Thereafter, any purchases or sales should
where Prudential or any of its affiliates		be referenced using the “adjustment”
are not involved in the management of		function.
the fund.

This only applies to Equity Dealers and
US Client Managers. (For everyone
else, no reporting necessary, see 10B.)

6. Unit Trusts, OEICs (including M&G
Offshore Funds), SICAVs, etc. which
are not UK authorised.

7. Commodity derivatives (exchange
traded or OTC), exchange traded
currency derivatives and Index Trades
(i.e. Index ETF, Index Exchange Trades
Commodities).

24

Item	Action
	Before dealing	After dealing

8. Purchases of new shares as part of an	Nothing	Add as an Initial Holding in the PTA System.
IPO, including those relating to VCTs and
EIS.		Pre-clearance must be obtained to sell.
Sales are treated as sales of equities (See
For secondary market trades, see item 3,		item 3).
above.

9A. The acceptance of an offer to	Nothing	Update your holdings on the PTA System
subscribe for securities under a rights		using the “adjustment” function promptly and
issue or a scrip issue on an existing		no later than the end of each quarter.
holding.
Please note – if you choose to update this at
9B. The disposal of such rights in nil-paid		the end of the quarter, you must enter every
form.		adjustment as a separate transaction.

9C. The acceptance of a take-over offer.		You must NOT aggregate the amount and

9D. Purchases or sales which are		make a single adjustment.
automatic in nature, including automatic		Pre-clearance must be obtained to sell.
investment plans, regular savings plans		Sales are treated as sales of equities (See
(including regular investments in the		item 3).
Prudential SIP or SharePlus Plan) and
buy-outs.

9E. Part of an automatic dividend or tax
reclaim reinvestment plan including the
setting up of such a plan.

9F. Tender Offers – the acceptance of a
tender offer in which all existing
shareholders are treated equally.

10A. Contributions by salary deductions	Nothing	Nothing
to the staff pension schemes of either
Prudential or M&G and any contribution
to your AVC accounts to either of these
schemes.

10B. UK Authorised Unit Trusts and UK
Authorised OEICS where Prudential or
any of its affiliates is not involved in the
management of the fund, and the fund is
forward rather than historically priced.

NB: This exemption does not apply to
Equity Dealers and Fund Managers of US
based funds – see section 3.5 of the
Code.

10C. Unit-Linked funds (including those
within pensions) invested solely in UK
Authorised Unit Trusts and UK Authorised
OEICS (i.e. 10B).

10D. Transactions and holdings in
M&G UK Funds through or held in
the M&G direct book do not need
to be reported.
10E. Cash ISAs.

24

Item	Action
	Before dealing	After dealing

10F. Bankers acceptances, bank	Nothing	Nothing
certificates of deposit, commercial paper
and high quality short-term debt
instruments, including repurchase
agreements.
10G. Any holdings or transactions held
within (an) account(s) over which you
have no direct or indirect influence or
control
i.e. purely discretionary managed
account. However, the account
itself is reportable.
10H. M&G LTIP.

10I. With profits endowment policies.

10J. Prudence bond, or equivalent with
profits product.

10K. Any product issued by the National
Savings and Investments.
10L. Child bonds, but note CTFs are
covered under item 2.
10M. Prudential Savings Related Share
Option Scheme (SAYE) until you exercise
your option (thereafter treat as equities).

10N. Spread betting on non-financials,
for example cricket.

NB – Spread betting on Financial Instruments is strictly prohibited

24

PA Dealing Quick Reference Guide

Transactions	What do I do on the PTA System?
Acceptance of takeover offer	Adjustment
Automatic Dividend Re-	Adjustment
Investment
Automatic investment plans	Adjustment
Cash ISA	Nothing
NS&I Children Bonds	Nothing
Child Trust Funds	Depends what is held in it – see list
Commodity Derivative	Initial Holding
Corporate bonds	Pre-clear, Post Clear, upload contract note
Discretionary Account	Account details are reportable
Discretionary Account holdings and	Nothing
transactions
EIS when buying in a primary market	Initial Holding

EIS when trading in a secondary	Pre-clear, Post Clear, upload contract note
market
Equity	Pre-clear, Post Clear, upload contract note, unless IPO (see below)
ETF – other than index linked (see	Pre-clear, Post Clear, upload contract note
below)
ETF – Index linked	Initial Holding or adjustment if already an existing holding
Exchange traded currency	Nothing
derivative
Financial Spread Betting	Strictly Prohibited
Government Bonds	Pre-clear, Post Clear, upload contract note
Index Trades	Initial Holding or adjustment if already an existing holding
Investment Trust	Pre-clear, Post Clear, upload contract note
IPO (buy)	Initial Holding
IPO (sell)	Pre-clear, Post Clear, upload contract note
Private offerings	Pre-clear, Post Clear, upload contract note
M&G Funds held directly with M&G	Nothing

M&G Funds not held directly with M&G	Initial Holding, or adjustment
M&G LTIP	Nothing
Regular Savings Plans	Adjustment
Rights Issue/Scrip on existing	Adjustment
holding
Prudential Savings Related Share	Initial Holding, or adjustment
Option Scheme (SAYE) when you
exercise option to hold shares, or	When selling; Pre-clear, Post Clear, upload contract note
prior to selling shares
Prudential SIP/SharePlus Plan	Initial Holding, or adjustment
When selling; Pre-clear, Post Clear, upload contract note
Sport Spread Betting	Nothing
Staff Pension Scheme salary	Nothing
deductions
UK Authorised Unit Trust/UK	Nothing, unless you are an Equity Dealer or U.S. Client Manager
Authorised OEICS
Non UK Authorised Unit Trusts/	Initial Holding or adjustment if already an existing holding
OEICS/SICAVs
VCT when buying in a primary market	Initial Holding

VCT when trading in a secondary	Pre-clear, Post Clear, upload contract note
market

25

With Profits endowment Policies	Nothing

Please contact the Asset Management Compliance team by emailing PADealing@mandg.co.uk for more help.

25

Appendix 1:

Federal Securities Laws

The following are considered to be the Federal Securities Laws:

Securities Act of 1933

Often referred to as the “truth in securities” law, the Securities Act of 1933 has two basic objectives:

Require that investors receive financial and other significant information concerning securities being offered for public sale; and Prohibit deceit, misrepresentations, and other fraud in the sale of securities.

Securities Exchange Act of 1934

With this Act, Congress created the Securities and Exchange Commission. The Act empowers the SEC with broad authority over all aspects of the securities industry. This includes the power to register, regulate, and oversee brokerage firms, transfer agents, and clearing agencies as well as the nation’s securities self-regulatory organisations (SROs). The various stock exchanges, such as the New York Stock Exchange, and American Stock Exchange are SROs. The National Association of Securities Dealers, which ope rates the NASDAQ system, is also an SRO.

The Act also identifies and prohibits certain types of conduct in the markets and provides the Commission with disciplinary powers over regulated entities and persons associated with them.

The Act also empowers the SEC to require periodic reporting of information by companies with publicly traded securities.

Trust Indenture Act of 1939

This Act applies to debt securities such as bonds, debentures, and notes that are offered for public sale. Even though such securities may be registered under the Securities Act, they may not be offered for sale to the public unless a formal agreement between the issuer of bonds and the bondholder, known as the trust indenture, conforms to the standards of this Act.

Investment Company Act of 1940

This Act regulates the organisation of companies, including mutual funds, that engage primarily in investing, reinvesting, and trading in securities, and whose own securities are offered to the investing public. The regulation is designed to minimise conflicts of interest that arise in thes e complex operations. The Act requires these companies to disclose their financial condition and investment policies to investors when stock is initially sold and, subsequently, on a regular basis. The focus of this Act is on disclosure to the investing public of information about the fund and its investment objectives, as well as on investment company structure and operations. It is important to remember that the Act does not permit the SEC to directly supervise the investment decisions or activities of these companies or judge the merits of their investments.

Investment Advisers Act of 1940

This law regulates investment advisers. With certain exceptions, this Act requires that firms or sole practitioners compensated for advising others about securities investments must register with the SEC and conform to regulations designed to protect investors. Since the Act was amended in 2010, generally only advisers who have at least $100 million of assets under management or advise a registered investment company must register with the Commission.

29

Sarbanes-Oxley Act of 2002

On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002, which he characterized as

“the most far reaching reforms of American business practices since the time of Franklin Delano Roosevelt.”

The Act mandated a number of reforms to enhance corporate responsibility, enhance financial disclosures and combat corporate and accounting fraud, and created the ‘Public Company Accounting Oversight Board,’ also known as the PCAOB, to oversee the activities of the auditing profession.

29

Appendix 2:

Personal Association Form

This form must be completed in full for each reportable Personal Association you have or wish to enter into.

1. This section to be completed by person declaring Personal Association:

Name of Person declaring Personal Association	Department
Position	Telephone
Details of the Personal Association and when it commences / is expected to commence

I confirm that the Personal Association detailed above will not influence my behaviours in ensuring that the interests of M&G and its clients are not compromised.
Signed by person declaring the Personal Association	Date
2. This section to be completed by Business Unit Risk Coordinator (for M&G Real Estate, to be
completed by Real Estate Compliance):
Name of Risk Coordinator	Department
Position	Telephone
Risk Assessment: Provide details of risks arising from this Personal Association (if none, please explain why)

Risk Mitigation: Provide details of how these risks are mitigated within your Business Unit

Signed by Risk Coordinator	Date

3. This section to be completed by Business Unit CEO:
Name of reviewing and approving Business Unit CEO	Department
Signed by Business Unit CEO	Date

Please submit the approved copy to Asset Management Compliance.

For M&G Real Estate personnel, original copy will be retained by Real Estate Compliance.

29

Version Control

Version	Owner	Detail of Change	Date
Number

2008/01	AJA	A Draft for circulation to the M&G Board	26.09.08
2008/T	AJA	Updated for comments, version for Training development	21.10.08
		Updated to include further comments from Asset Management	17.12.08
Compliance (Anthony Ashplant, Claire Higgins and Tom Spender). To be
circulated to MAGIM Board for
2008/12	AJA	final Review and approval.
2009/01	AJA	Final version for review by Board 13.02.	13.02.09
2009/02	LE	Final version updated for typos etc.	16.03.09
2009/03	LE	Changes made to Gifts form, Table 2, RFPTD form etc.	23.06.09
2009/04	LE	Numbering put back in. Changed date to 1 July 09	09 29.06
		Page 16 – CEO instead of Director. Amendments to Table 2 Appendix E	15.09.09
2009/05	SC	changed
2010/01	SC	Changes made to pages 7, 8, 15 and 26	10.03.10
2010/02	SC	Changes made to pages 7 and 30
2010/09	SC	Changes made to cover and page 25
2011/01	JH	Page 6 – Change to Access Person Definition	March 2011
		Page 20 – Table 2 Section 2 and 3 changed for New Fetter Lane	March 2011
	JH	employees
	JH	Page 25 – Approving Signatures changed on Appendix B	March 2011
2011/06	LK	Page 5 – Changes to Section 1.2 and 1.3	July 2011
		Page 6 – Changes to Section 1.5 July 2011	July 2011
		Page 9 – Changes to supervised person wording July 2011 Page 15 –	July 2011
		Footnote added July 2011	July 2011
		Page 16 – Gifts and Benefit guidance changed July 2011 Page 22 –	July 2011
		Changes to Section 7.2 wording July 2011 Page 27 and 28 –	July 2011
		Changes to Appendix B form July 2011	July 2011
		Page 33 – Changes to Appendix F form July 2011	July 2011
2012/08	LK	Page 6 – Grammar amendment	August 2012
Page 6 – Paragraph added to 1.4 ‘Confirmation of
		Understanding’	August 2012
		Page 28 – ‘Broker details’ added to Appendix C	August 2012
Page 29 – Appendix D amended to reflect SEC Rule 204A-1, and to
		reference table 1	August 2012
Page 33 – Version control amended to accurately reflect
		page references	August 2012
December
2012/12	LK	Page 9 – 2.3 section I updated	2012
December
		Page 13 – 4.4 Personal Association wording clarified Page 17 – New	2012
		section added at 5.10 to confirm how to report gifts/hospitality	December
		Page 20 – 6.2 new paragraph added around document filing and	2012
		destruction thereafter	December
2012
2013/04	LK	Page 1 – Change of version on front cover Page 10 –	April 2013
		new restriction to PA dealing	April 2013
Page 13 – New rule added to personal association
		declarations	April 2013
		Page 15 – New text added to gifts & hospitality declarations Page 21 –	April 2013
		Reporting requirements for SIP added to Table 1	April 2013

29

Version	Owner		Detail of Change	Date
Number

		Page 24 – Amendments made to instructions on Appendix B		April 2013

		Page 26 - Updates and re-wording to Appendix C		April 2013
		Page 30 - Appendix F revamped.		April 2013

2013/06	LK	-	Separate Code of Ethics and appendices for ease of
management
		-	Changes to Section 5 – Gifts & Hospitality to consider
			changes in COBS, brought in as a result of implementing	June 2013
			RDR, along with the Changes in the Retail Inducements sign-	June 2013
off process as a result of the FSA Dear CEO letter on
Inducements
		-	Update Aggregate Value Exemption to £11,520
		-	Removal of ‘Request for Broker Details’ on Appendix C	June 2013
		-	Footnote on Appendix D replaced for clarification	June 2013
		-	Text updated on Appendix F in order to tighten reporting	June 2013
			rules.	June 2013
2013/08	MD	-	References to FSA updated to FCA
		-	References to PRUPIM updates to M&G Real Estate
		-	Reference to PRUPIM Compliance Director in section 1.3	August 2013
			updated to M&G Real Estate Risk Management &	August 2013
Compliance Director
		-	Slight amendment to reporting requirements at Table 1,	August 2013
			section 4	August 2013
2013/09	NW			September
		-	References to MAGIM Compliance updated to Asset	2013
Management Compliance
		-	Section 1.5 - Added new policy which M&G staff must be	September
			aware of and comply with – The M&G Group AML/CFT	2013
Policy
		-	Change to section 3.1 – Applies to all employees, with	September
			exception of some PGDS employees (those with access to	2013
			relevant systems)	September
		-	Lucy Kirby Updated to Nicholas Wright	2013
2013/12	NW	-	Page 5 – Confirmation of understanding of the code will now	December
			be performed through the PTA System instead of The-i.	2013
		-	Page 6 - Approving Signatory is no longer needed so has
been deleted.
		-	Page 7 assumption of household being connected persons
		-	Page 8 – Discretionary Accounts no longer need to be
reported.
		-	Page 9 – Buying and selling the same securities within 7
business days is only permitted if doing so to transfer assets between accounts (bed and ISA trades)
		-	Page 9 &10 – PA dealing pre-clearance procedure has
changed to reflect the introduction of the PTA system
		-	New starters Initial statement of holdings shall be made using the PTA system rather than on an Appendix C.
		-	Quarterly statements shall be made using the PTA system
rather than on an Appendix D.
		-	Quarterly declarations shall be made using the PTA system
rather than on The-i.
		-	Annual Statements of holdings will no longer be required.
		-	Table 1 has been edited to reflect the introduction of the PTA system.
2014/02	NW	-	Table 1 – Reporting requirements amended comply with the	Feb 2014
new Code of Ethics system
		-	Page 22 – New Page added - PA Dealing Quick Reference	Feb 2014
Guide has been added to assist staff with PA Dealing
			queries.	Feb 2014
		-	References of MAGIM updated to reflect the new entity –
MAGAIM
2014/03	NW			Mar 2014
		-	Amendment to Table 1
2014/04	NW	-	Updated Aggregate Value Exemption from £11,520 –	April 2014
£11,880

30

Version	Own		Detail of Change	Date
Number	er

2014/05	NW			May 2014
		-	Appendix E Personal Association form re-designed
2014/09	NW	-	Page 3 – M&G have the discretion to waive a breach having	Sept 2014
considered all the circumstances.
		-	Page 4 – M&G is required to review any personal dealing reports	Sept 2014
submitted by employees.
		-	Page 4 – Thinkfolio added to the list of sensitive systems.	Sept 2014
		-	Page 5 – Further guidance on beneficial interest.	Sept 2014
		-	Page 5 – Updated Aggregate Value Exemption from	Sept 2014
£11,880 to £15,000 for consistency with new ISA limit.
		-	Page 6 – Further guidance on connected person.	Sept 2014
		-	Page 7 – Clarification provided regarding the purchase of	Sept 2014
shares through a privatisation or new issue.
		-	Page 8 – Further guidance on frequent dealing.	Sept 2014

2014/11	NW			Nov 2014
		-	Table 1 – Prudential Share Plus plan added
2015/01	NW	-	References to STP removed from Code.	Jan 2015
		-	Section 1.3 - M&G Real Estate Asia subject to the Code.	Jan 2015
		-	Section 1.6 – Exemption for German office staff from	Jan 2015
reporting certain connected persons holdings and
		-	transactions.	Jan 2015
Table 1, Item 3 – Explicit language regarding reporting of
		-	private securities.	Jan 2015
Table 1, Item 4 and 10E – M&G Funds no longer
		-	reportable if held directly with M&G Direct book.	Jan 2015
Table1, Item 9F – Clarification regarding Tender offers.
2015/02	LK	-	Section 4 – Update to Personal Association to clarify reporting	Feb 2015
requirements. Form also updated.
		-	Section 1.2 – Text inserted for the Florida Mandate	Feb 2015
		-	Section 2.4.3 – New section to detail restrictions arising from a U.S.	Feb 2015
Mandate
		-	Table 1 Item 7 – Additional example added (ETC)	Feb 2015

2015/03	LK	-	Section 2.3 – Change to minimum holding period from 7 to 30 days.	Jul 2015
This is also referenced in Item 8 of Table 1.
		-	Section 1.5 – M&G U.S. Political Contributions Policy (“Pay to Play”)	Jul 2015
added to the list of policies that employees must be aware of.
		-	Section 1.6 – Removal of the Aggregate Value Exemption definition	Jul 2015
		-	Section 2.4.1 – Refer to “the current ISA limit” as a term, rather than a	Jul 2015
specific figure.
		-	Section 2.4.1 – To provide reference to the open orders test on trades	Jul 2015
valued above the ISA limit.
		-	Section 1.3 – To add a reference to YARDI Voyager as a sensitive	Jul 2015
system.
		-	Section 2.4.1 – Update to confirm pre-clearance requirements for	Jul 2015
changes to limit order trades.
		-	Section 2.3 – Update to confirm pre-clearance requirements for	Jul 2015
private offerings.
		-	Table 1, Item 3 – Update to clarify pre-clearance requirements for	Jul 2015
share based incentive schemes.
		-	Section 1.6 – text adjustment to provide reasoning behind employees	Jul 2015
in the German office not being required to report connected person’s accounts.
		-	Version Control – Update to Version Control to give better	Jul 2015
understanding to the reason for the change to section 2.4.3 in the
February version of the Code.
		-	Section 1.6 – Add “flat mate” to the list of examples of non-connected	Jul 2015
person accounts.
		-	Section 3.2 – Updates to the initial certification requirements.	Jul 2015
		-	Section 3.3 – Updates to the quarterly certification requirements.	Jul 2015
		-	Sections 5.9 and 5.10 – Text updated to clarify the reporting	Jul 2015
requirements of rejected and declined gifts and hospitality.

32

2015/08	LK	-	Section 1.2 – Sentence added to ensure compliance with US federal securities laws, and to clarify reporting requirements of non-
compliance with the Code of Ethics.
		-	Section 1.6, Security – “UK authorized OEIC” added for clarity,
		-	Section 2.4.1 – New paragraph added to highlight the importance of a pre-clearance request closely replicating the intended trade.
		-	Section 2.4.3 – To remove the reference to a US client and to remove the names of the brokers used for US clients.
		-	Section 3.1 – To include the SEC requirement for the reporting of discretionary accounts.
		-	Section 5 – Gifts & Hospitality section entirely updated to reflect guidance from the FCA around inducements.
		-	Section 6.4 – Updated to correctly reference the administration controls.
		-	Table 1 – Government Bonds – updated within the table to correctly reference the reporting requirements.
		-	Table 1 – various other updates to provide clarity and consistency.
		-	PA Dealing Quick Reference Guide – various updates to provide clarity and consistency.
		-	Appendix 1 – Updated to reflect the amendments to the Investment
Advisors Act.

2015/11	JH	-	New Gifts & Hospitality Policy	Nov 2015

2015/12	LK	-	Removal of reference to discretionary accounts in section 2.2	Dec 2015
		-	Additional clarity around the definition and reporting requirements of discretionary accounts, section 3.1.
		-	Items 3 and 8 in Table 1 updated to clarify the reporting requirements of IPOs in VCTs and EIS.
		-	EIS reporting requirements updated in PTA Quick Reference Guide
		-	VCT reporting requirements updated in PTA Quick Reference Guide

32